UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING
                      ------------------------------------
                             SEC FILE NUMBER 1-11873
                                  CUSIP NUMBER
                      ------------------------------------

(Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K
[X] Form 10-Q [ ] Form N-SAR

For Period Ended: June 30, 2005
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

PART I -- REGISTRANT INFORMATION

   K2 Digital, Inc.
---------------------------------------------------------
Full Name of Registrant

   K2 Design, Inc.
---------------------------------------------------------
Former Name if Applicable

c/o Thomas G. Amon, 500 Fifth Avenue, Suite 1650
---------------------------------------------------------
Address of Principal Executive Office (Street and Number)

New York, NY 10110
---------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                  (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calender day
[X] following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Additional time is required to review the filing. The registrant does not anticipate any difficulty filing prior to August 19, 2005.

(1) Name and telephone number of person to contact in regard to this Notification

Thomas Amon           (212)         810-2430
-----------       ----------- ------------------
(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                                                 K2 Digital, Inc.
                                              ----------------------
                                   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date August 12, 2005           By: /s/ Gary Brown
                                     -------------------------------------------
                                     Gary Brown, President
                                    (Principal Financial and Accounting Officer)